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                                   BEFORE THE
                          STATE CORPORATION COMMISSION
                             OF THE STATE OF KANSAS

Before Commissioners:               John Wine, Chair
                                    Cynthia L. Claus
                                    Brian J. Moline

In the Matter of the Investigation of Actions of   )
Western Resources, Inc. to Separate its            )  Docket No. 01-WSRE-949-GIE
Jurisdictional Electric Public Utility Business    )
from its Unregulated Business                      )

                      PETITION FOR SPECIFIC RECONSIDERATION
                     AND FOR RECONSIDERATION FOR SUBMISSION
                             OF ADDITIONAL EVIDENCE

     COMES NOW Westar Energy, Inc., formerly known as Western Resources, Inc. ("Westar Energy" or "Company") and, pursuant to K.A.R. 82-1-235(c)(3), K.A.R. 82-1-235(c)(4), K.S.A. 66-118b and K.S.A. 77-529, respectfully petitions for specific reconsideration of certain issues of fact or law, limited to those issues of fact or law specified herein concerning the Commission's December 23, 2002 Order on Petitions for Reconsideration and Clarification (Order No. 55) and for submission of additional evidence that was not available at the time of the hearing in this matter. In support of its Petition, Westar Energy states:

                                 I. Introduction

     1. In Order No. 51, issued November 8, 2002, the Commission found that financial and corporate restructuring was required in order to achieve a balanced capital structure for Westar Energy's electric utility business, reduce excessive debt at Westar Energy which has resulted from investments in unregulated businesses, prevent interaffiliate practices which harm Westar Energy's electric utility customers and protect the Company's electric utility customers from the risk

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associated with Westar Energy's non-utility businesses. The Company shares with the Commission the goals expressed in Order No. 51, fully accepts Order No. 51's fundamental principles and intends to comply fully with the spirit and intent of Order No. 51. The Company is presently working on development of a plan to allow it to meet those goals as expeditiously as possible.

     2. As the Commission is aware, in November 2002, Westar Energy's Chairman of the Board, President and Chief Executive Officer resigned. The Company now has new leadership both in management and on its Board of Directors. Effective December 9, 2002, James S. Haines, Jr. became President and Chief Executive Officer of Westar Energy. On December 11, 2002, Charles Q. Chandler IV was named as the Company's new Chairman of the Board and, effective December 23, 2002, William B. Moore was named as the Company's new Chief Operating Officer. These changes have already resulted in a new direction and the process of developing a new business plan for Westar Energy and fundamentally different approaches to the issues addressed by the Commission's orders in this docket than under previous management.

     3. The new direction of Westar Energy embraces the principles established in Order No. 51. Thus, Westar Energy, under its new leadership, intends to:

          . reduce its debt by at least $100 million per year until it has achieved a balanced capital structure that is consistent with utilities of similar business and operating risk,

          . protect its electric utility customers from the risks associated with the unregulated businesses of its subsidiaries through the implementation of appropriate governance and allocation practices,

          .   simplify its corporate structure,

          . dispose of its unregulated subsidiaries through a process which maximizes the value of those assets in order to further the Company's debt reduction goals, and

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          .   return to being a pure Kansas electric utility.

     4. When the Company requested reconsideration of certain provisions of Order No. 51, it was not attempting to change the fundamental principles of that order or to express disagreement with the premises of that order. Rather, Westar Energy was seeking clarification of specific provisions of Order No. 51 to enable the Company to develop a plan that would implement the principles of Order No. 51. In Order No. 55, issued December 23, 2002, however, the Commission adopted certain measures that establish significant roadblocks, perhaps in some cases even complete barriers, to successful implementation of the principles established in Order No. 51.

     5. Westar Energy plans to attain the goals established in Order No. 51 through a number of means. Central to attainment of the goals of Order No. 51 is the sale at the best attainable price of stock in ONEOK, Inc. (ONEOK) and other non-utility assets owned by the Company's Westar Industries, Inc. (Westar Industries) subsidiary. The sale of such assets for their maximum value will take time. The establishment by Order No. 55 of fixed, publicly announced deadlines, however, jeopardizes the Company's ability to generate the maximum value for debt reduction in such transactions. In order to maximize the proceeds that can be obtained in anticipated asset sales, Order No. 55 should be modified to allow Westar Energy to propose a plan for the orderly disposition of various non-utility assets. Westar Energy emphasizes that removal of such deadlines in not being requested due to a lack of resolve or as a subterfuge to facilitate delay. Westar Energy is committed to proceeding promptly consistent with the goal of maximizing value. Accordingly, in connection with the removal of deadlines, Westar Energy would file monthly reports concerning its progress

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with the Commission as the Company implements the plan./1/ Certainly, if at any time such reports caused the Commission to conclude that Westar Energy was not proceeding with sufficient resolve or dispatch, the Commission would be free to consider remedial action, including the reimposition of deadlines.

     6. While Westar Energy develops and implements its plan, it is essential that the value of the assets to be sold is maintained. Unfortunately, certain provisions of Order No. 55 have already had a demonstrable negative effect on the value of assets that the Company plans to sell as part of its debt reduction effort. In the short period since the issuance of Order No. 55, the price of Protection One, Inc. (Protection One) stock has declined by over 30%. That decline equals a loss in the value of Protection One's equity of over $60,000,000 in just two weeks. This decline in Protection One's value is almost certainly tied to portions of Order No. 55/2/ which, as will be discussed, raise the real possibility that Protection One will not have adequate funding to operate and maintain its business operations during the time it takes to consummate a sale. As will be discussed, elimination of those provisions would likely restore this lost value to Protection One and enhance its value as an asset that can be sold to assist Westar Energy in debt reduction.

-------------------------
/1/ Out of necessity, the details of such a plan would be confidential in order to maximize the value that can be obtained in such sales. Giving potential buyers information such as deadlines for sales substantially improve their bargaining positions and drives prices down. Protection of such information from public disclosure is contemplated by Kansas law. Thus, K.S.A. 66-1220a requires the Commission to protect trade secrets and confidential commercial information unless disclosure "is warranted" after consideration of several factors. The factors to be considered include "the harm or benefit which disclosure will cause to the public interest" and "the harm the disclosure will cause the corporation . . . ." Information concerning details of the Company's plans to sell assets would harm both the public interest and the Company by impairing the Company's ability to maximize the proceeds of such sales for use in debt reduction.

/2/ On December 30, 2002, before the stock exchange opened, Protection One issued a Form 8-K in which it described and discussed Order No. 55.

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     7.   The Company is hopeful that the Commission will view this and future filings by Westar Energy in this docket in the light of the Company's commitment under its new management to implement the provisions of Order No. 51. The Commission should also understand that the Company's disagreements with some provisions of Order No. 55 arise from the Company's belief that certain provisions of Order No. 55 are counter-productive to the attainment of the goals of Order No. 51 and from the Company's need to reach these goals without violating its responsibilities to its customers, shareholders or debt holders.

     8. Certain provisions of Order No. 55 are so disruptive of the Company's efforts to reduce debt and restructure its business that the Company simply cannot implement them. For instance, Westar Energy does not have the assets or other resources that would enable it to reduce its debt by $1.43 billion to $1.67 billion by August 1, 2003. Also, based on recent discussions with its lead bank lender and an investment banking firm familiar with the Company's debt, renegotiations of existing debt indentures to eliminate the link between Westar Energy's debt and its electric utility assets are not likely to be successful or practical. Even if such amendments could be obtained, the price that would be extracted by Westar Energy's lenders would be extremely high and would divert money that would otherwise be used for debt reduction.

     9. Debt reduction is one of the Company's major priorities. In 2002, Westar Energy reduced its long-term utility debt by $38.8 million. The agreement between Westar Energy and ONEOK concerning the sale of ONEOK stock announced on January 9, 2003, is designed to provide Westar Energy with a significant amount of additional cash which will be used exclusively to reduce debt and increased flexibility to make further sales of ONEOK stock in the future.

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     10.   Without modification on reconsideration of Order No. 55, the
Company's efforts to reduce debt will be greatly impeded. The Company did not arrive at its current financial condition overnight; it will take some time to correct the situation./3/ Westar Energy is concerned that the August 1, 2003 deadline set by the Commission for financial restructuring may not be attainable on the one hand, and will provide third parties with whom Westar Energy will negotiate the bargaining advantage of knowing that Westar Energy is under compulsion to complete a transaction by a date certain, on the other.

     11. It appears to the Company that Order No. 51 recognized that repair of the Company's finances will take time. However, Order No. 55 seems to mark a material change from Order No. 51. By setting a restructuring deadline of August 1, 2003, Order No. 55 appears to show a lack of willingness to give the Company needed time to restructure its financial affairs. Westar Energy requests that, on reconsideration, the Commission will adjust its rulings to provide the Company the time it needs to take the necessary actions and to maintain and maximize the value of assets to be sold until such transactions can be accomplished./4/

     12. The Company's direction under its new leadership and its commitment to implementation of the principles of Order No. 51 constitute evidence which was not available at the

----------------------------
/3/ For instance, one of the significant actions that led to Westar Energy's current financial situation occurred in 1997. At that time, the Commission, in Docket No. 97-WSRE-368-SEC, granted Westar Energy $1.5 billion of additional borrowing authority. Docket No. 97-WSRE-368-SEC, Order and Certificate, at 4 (February 7, 1997). (The Commission took administrative notice of the order in this docket. Tr. Vol. 6, at 1563-64.) In the Commission's order approving such borrowing, the Commission acknowledged that the funds would be used "for general corporate purposes, repayment of short and long term debt, and the acquisition of additional business assets or securities of other companies." Docket No. 97-WSRE-368-SEC, Order and Certificate, supra, at 1.

/4/ Also, in connection with the interim standstill requirements adopted by the Commission, Order No. 55 imposed certain reporting requirements related to interaffiliate transactions. Westar Energy seeks reconsideration of some of the reporting requirements and exemptions from other requirements.

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time of the hearing but which is extremely important to the Commission's reconsideration of Order No. 55. In order to provide the Commission the information it will need to act appropriately on reconsideration, Westar Energy respectfully requests that it be allowed to submit the testimony of James Haines, Westar Energy's President and Chief Executive Officer. In addition to topics noted in the text of this pleading, Mr. Haines' testimony will address the following topics:

              a. The Company's commitment to restructuring and the reduction of debt, including a discussion of potential asset sales;

              b.   The Company's plan to become a pure electric public utility;

              c.   The Company's progress in debt reduction; and

              d. The Company's ability to renegotiate its debt indentures and the costs and new terms likely to be associated with such renegotiations.

Of necessity, and for the reasons discussed above, it is anticipated that portions of Mr. Haines' testimony would be filed confidentially./5/ Mr. Haines would also be available for questioning by the parties and the Commission.

        13.   On reconsideration of Order No. 55, Westar Energy request that the
Commission:

              . allow the Company, as part of its February 6, 2003 filing, to provide a proposed schedule for completion of the debt and corporate restructuring required by the Commission in lieu of the August 1, 2003 deadline for completing restructuring;

              . allow Westar Industries to retain cash in the amount of $10 million plus the difference between $230 million and the amount Protection One has drawn against the Credit Facility to fund its Credit Facility with Protection One and to meet Westar Industries' own liquidity requirements;

              . modify its ruling concerning the intercompany receiveable to require cash payment of interest by Westar Industries on the intercompany receivable only when Westar Industries has cash on hand in excess of the amount described above with interest accruing at other times;

---------------------------
/5/ See footnote 1.

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              .    allow Westar Energy to continue payments to Protection One under its Tax Sharing Agreement with Protection One;

              . clarify the ability of Westar Energy to access the revolving credit facility under its bank credit agreement for routine short-term borrowings in the ordinary course of business to fund its on-going electric utility operations and meet cash flow and working capital needs of the electric operations,/6/

              . modify and provide exemptions from certain interim reporting requirements imposed by Order No. 55, and

              . allow the filing of testimony by James Haines and provide for a hearing at which Mr. Haines would provide his testimony subject to cross-examination by the parties and questions from the Commission.

                            II. Order Nos. 51 and 55

       14. In its Order, the Commission stated that "the premise of Order 51 was that upon transfer of the KPL division to a new utility subsidiary, Westar Energy's debt secured by KPL assets would need to be assigned to the new utility to avoid a default, but the unsecured debt could remain in Westar Energy, the holding company." Order No. 55, at (P) 8. The Commission further stated that:

              Westar Energy has now filed an Indenture Report which describes a situation that is inconsistent with Order 51's underlying premises concerning the separation of secured and unsecured debt. Westar Energy states that all its debt, not just the secured debt, must accompany the KPL assets to the new utility subsidiary. Under these circumstances, the Commission finds that it must make significant changes to facilitate the implementation of the financial and corporate restructuring requirements of Order 51.

Id. at (P) 10.  (Footnotes omitted.)

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/6/ This matter is the subject of a separate motion for clarification filed on
January 9, 2003. If that motion is granted, this issue will become moot and need not be addressed on reconsideration.

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       15.    In Order No. 55, the Commission did "make significant changes" to the requirements which it had imposed in Order No. 51. Among other things, the Commission made the following changes:

              a. By August 1, 2003, the KPL electric utility assets must be held in a utility-only subsidiary and the consolidated debt of the utility (KPL/KGE) may be no more than $1.67 billion. Page 7, at (P) 11.

              b. Required Westar Energy to revise its Tax Sharing Agreement with Protection One "to reflect [Westar Energy's] obligation to retain for the utility business the benefits of tax losses attributable to the nonutility businesses until the Commission finds that the utility company no longer bears debt associated with the nonutility businesses." Page 31, at
                   (P) 73.

              c. Required Westar Industries, effective with the month ended December 31, 2002, to pay Westar Energy interest on intercompany receivable in cash by the 10/th/ of the next succeeding month at WI's "incremental cost of debt." Page 33, at (P) 79.

              d. Required Westar Energy to report within 48 hours of their occurring all transactions of any size between Westar Energy and any of its affiliates. Page 32, at (P) 77.

                        III. Request for Reconsideration

       16. Westar Energy hereby requests specific reconsideration of elements of Order No. 55 that would be extremely harmful to the Company's efforts to restructure to meet the mutual goals of the Company and the Commission. As will be discussed below, Westar Energy's request for specific reconsideration is coupled with its request for the submission of additional evidence that was not available at the time of the hearing in this matter. Such additional evidence, in the form of testimony by Westar Energy's President and Chief Executive Officer, James Haines, will complement this filing and explain and provide evidentiary support for the statements contained herein.

       A.     August 1, 2003 Deadline.

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     17. In Order No. 55, the Commission required that by August 1, 2003, Westar
Energy hold its KPL electric utility assets in a "utility-only" subsidiary and that the consolidated debt of the utility -- that is, the KPL and KGE electric businesses -- have no more than $1.67 billion of debt. Order No. 55, page 7, at
(P) 11. Westar Energy is committed to effectuating the separation of its electric utility assets from its other assets and to reducing its indebtedness, as directed by the Commission's Orders. In view of this commitment, the Company respectfully requests that it be permitted to implement the principles of Order No. 51 on a time schedule that affords the Company the opportunity to maximize the value of its assets rather than having to suffer the significant reduction in the Company's ability to reduce its debt (presumably not intended by the Commission) that would result from having to meet an August 1, 2003 deadline.

     18. In Order No. 55, the Commission stated that the Company may meet the requirements of (P) 11 through renegotiating debt indentures, reducing debt through sales of non-utility businesses, issuing new stock and/or cash flow or a combination of these or other means "consistent with the principles announced in the Commission's prior orders." Id. Further, the Commission stated that it "will reject any proposed corporate structure whose purpose and effect deviates from the Commission's requirement that total debt be reduced, and that no debt incurred for the benefit of the nonutility businesses be assigned to the utility businesses." Order No. 55, page 21, at (P) 43. In summary, the Commission stated that Westar Energy has two choices. It can either pay down its debt to below $1.67 billion by August 1, 2003, or renegotiate its debt indentures by that date. Id., page 23, at (P) 51. However, the Commission stated that the following options are not available: 1) moving KPL assets to a subsidiary with excess debt, i.e., debt in excess of $1.67 billion, 2) moving

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KPL to a subsidiary without excess debt and triggering a default, and 3)
creating a holding company above Westar Energy with debt staying at Westar Energy. Id., pages 24-25, (P)(P) 53-55./7/

     19. The Company's total consolidated debt and preferred securities (excluding debt issued directly by Protection One) is approximately $3.1 billion./8/ Consequently, to meet the deadline set in Order No. 55, Westar Energy would have to reduce its debt by about $1.43 billion before August 1, 2003. Since the debt at issue cannot be redeemed early, to the extent the debt cannot be repurchased in the market, the only course available to the Company would be to make provision for repayment of the debt. This would require the Company to irrevocably post the principal amount of such debt together with prepaid interest on it with a trustee for payment to the Company's lenders as payments come due. Westar Energy estimates that, in addition to the principal amount of debt involved -- $1.43 billion -- it would have to post prepaid interest of tens (or perhaps, hundreds) of millions of dollars. /9/ Westar Energy simply does not have sufficient assets, cash or sources of cash to allow it to

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/7/ As has been stated in previous filings, it is the Company's position that the Commission is without authority to require the Company to adopt a specific capital structure or to reorganize its businesses in a particular manner. The Commission's rejections of particular structures in Order No. 55 and the limits placed on debt in the utility businesses are also beyond the Commission's authority.

/8/ Of this amount, approximately $2.4 billion is the legal obligation of Westar Energy and the remaining $0.7 billion is debt of KGE. This number also excludes debt for which payment has been provided for and cash deposited with a trustee. See footnote 9.

/9/ At this time, the Company is not able to determine what debt would be involved in such a transaction since that would depend on a number of factors including timing and market prices for Westar Energy's outstanding debt. Therefore, Westar Energy cannot calculate the amount of prepaid interest that would have to be posted. However, in light of the amount of the outstanding debt for which prepayment provisions would be needed and the duration of the financings under such instruments, Westar Energy believes the amount of prepaid interest is likely to be in the range stated. In accordance with GAAP requirements, however, the debt would remain on the Company's books and the amount posted would be shown on its balance sheet as "restricted cash." This would not be a good use of Westar Energy's funds since the Company would be required to post an amount equal to the interest on the outstanding debt based on the rate stated in the instruments but the posted cash could only be invested in U.S. Treasury Bonds or similar conservative investments that currently yield approximately 1%.

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make such a reduction in its debt in such a short time frame.  Mr. Haines'
testimony will address this issue.

     20. The Commission-set August 1, 2003 deadline would reduce the amount the Company can obtain in a sale of assets and thereby compound the Company's problem in meeting the $1.67 billion debt target. Even if Westar Energy's non-utility assets had a current market value approaching $1.43 billion, the public announcement of the August 1, 2003 deadline gives potential buyers of any of Westar Energy's assets great leverage to purchase such assets at low "fire sale" prices. Thus, the announcement of a deadline is counter-productive to the goal of maximizing debt reduction. On reconsideration, Westar Energy requests that the Commission remove the deadline for debt reduction and allow Westar Energy to provide a plan for the orderly sale of its non-utility assets in its February 6, 2003 plan filing. The Company will provide monthly progress reports to the Commission describing its progress in debt reduction and in disposing of non-utility assets. Due to the sensitivity of this information, this portion of the plan filing will be provided confidentially.

     21. Renegotiation by the Company of its debt indentures is not a practical option. Westar Energy does not control its lenders and cannot force them to renegotiate the terms of its outstanding loans. Westar Energy has been advised by its investment bankers that a realistic approach to seeking the consent of the Company's lenders to changes in the Company's debt indentures would have to include terms that would put those lenders in at least as good a position as they would be in were the Company to default under the terms of its present debt instruments. Thus, even if they are willing to change the terms of the debt indentures, lenders will insist on substantial up-front payments, and would likely insist on other inducements and economic assurances such as increased interest

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payments and collateral for their modified debt instruments. Further, the
Company's lenders would seek covenant assurance that a substantial amount of the cash flow from the utility business be dedicated to payment of the non-utility debt -- a circumstance that they currently rely upon for debt service and repayment./10/

     22. Although Westar Energy is continuing to develop its options, based on Westar Energy's investigation to date, it appears unlikely that the Company would be able to obtain amendments to its debt indentures. Even if such amendments could be obtained, the cost that would be extracted by Westar Energy's lenders would likely be extraordinarily high and a wasteful expenditure of money that could be otherwise used for debt reduction. In the absence of such amendments, the Company would face expensive legal challenges from its lenders if it were to attempt to separate its debt from its utility assets. Mr. Haines' testimony will discuss his experience with lenders under similar circumstances.

     23. The debt issuances at issue were all authorized by the appropriate jurisdictional agencies/11/ and money was loaned to Westar Energy based on its credit and the lenders' expectation that they could rely upon Westar Energy's assets and cash flow for repayment of that debt. Even if

----------------------
/10/ Regardless of where the debt in excess of $1.47 billion ultimately resides, the debt service will have to be met. The cash flow from non-utility sources is insufficient to provide for that debt service. Consequently, whether non-utility debt is held at the utility or at a holding company, some portion of the cash flow from utility operations will be required to service non-utility debt in order to avoid a default on those obligations. Lenders who currently look to utility assets and cash flow to service and repay their debt will not accept limitations on the utilities' ability to send cash to the parent company to service debt currently tied to utility assets. The Commission accepted and relied upon the utility cash flow projection made by Mr. Proctor, Exhibit JMP-17, which assumed that debt above $1.47 billion was removed from the utility and therefore did not include any of the debt service for the excess debt in the utility cash flow calculation. By assuming that none of the cash flow from the utility would be used to service non-utility debt, Mr. Proctor substantially overstated utility cash flow. Even in a holding company structure, it would be necessary (and a requirement which would be imposed by lenders to the holding company) for the utilities to send cash up to the holding company to avoid debt defaults.

/11/ See, e.g., footnote 3.

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the utility operations could be placed in a subsidiary below a holding company with a significant portion of the debt remaining at the holding company, the debt will have to be serviced and the main source of cash flow for debt service remains cash flows from the utility.

     24. In addition, placing all utility operations in subsidiaries would represent a significant structural change in the entity in which the Company's lenders are presently invested. Such a change would have an economic cost to the Company. Presently, the Company is both an operating entity with significant assets and operating cash flow of its own and a holding company. This structure was taken into account by lenders in making their credit assessment of the Company and supported their decision to lend on the terms which exist today. Once the Company modifies its structure so that it is solely a holding company, lenders will view it differently from a credit perspective since absent significant operations, all of the Company's assets will consist of its equity interests in its subsidiaries. This feature of the Company's new structure will prompt lenders to seek new loan provisions, such as those described above, designed to put the lenders back in the same economic position they presently enjoy. In short, the thrust of negotiations to separate the Company's debt as desired by the Commission will, on the lenders' part, be to replicate by other means the economic status quo -- thus frustrating the goal the Commission wishes the Company to achieve.

     25. Order No. 55 rejected the creation of a holding company above Westar Energy and moving the stock of Westar Industries to the holding company. Order No. 55, at (P) 55. The Commission would prefer to have the electric utility assets moved to a subsidiary below the existing Westar Energy with a portion of the debt staying behind at the holding company level. As has been discussed, even if such a plan could be implemented, Westar Energy's creditors would insist on debt

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indenture provisions that commit cash flow from the electric utility assets to the existing debt. Moreover, implementation of such a transfer of assets would require a massive, time-consuming and expensive effort to identify each and every asset and liability to be moved including all necessary utility-related contracts, franchises and easements and to obtain consents to assignments in many cases. Since the debtholders would require continued recourse to utility assets and cash flow, the expenditure of time and money in identifying and obtaining consents to move the utility assets and liabilities would buy nothing in the way of debt reduction or insulation from excess debt for the utility.

     B.   Interest on Intercompany Receivable.

     26. In Order No. 55, the Commission imposed a requirement that Westar Industries pay interest to Westar Energy at Westar Industries' incremental cost of debt on the intercompany receivable owed to Westar Energy./12/ This action has the effect of turning the intercompany receivable into a repayment obligation of Westar Industries. The amount of the intercompany receivable is approximately $1.5 billion. Since the assets of Westar Industries are worth less than $1.5 billion, the order has the immediate effect of rendering Westar Industries insolvent. Since Protection One relies on Westar Industries for its operating line of credit, rendering Westar Industries insolvent will raise serious concerns as to whether Protection One will be able to continue as a "going concern." This issue could result in Protection One receiving an auditor's report that contains a "going concern" modification with respect to its December 31, 2002 financial statements. If that were to happen, the value of Protection One in any sale could be greatly reduced.

-------------------
/12/ Westar Energy maintains that these actions -- converting the account receivable into a loan and requiring cash payment of interest at Westar Industries incremental cost of debt -- are beyond the Commission's authority.

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     27.  Westar Industries currently has about $75 million of cash on hand.
Hypothetically, assuming a cost of debt to Westar Industries of 4.37875% per year,/13/ Westar Industries' monthly interest liability would be approximately $5.5 million./14/ Such payments would use up all of Westar Industries' cash in little over a year. Westar Industries' cash is used to fund the Amended Credit Facility between Westar Industries and Protection One. If Westar Industries' cash were depleted, there would be no way for Protection One to fund its on-going operations. Thus, even if Protection One avoids a "going concern" modification in its December 31, 2002 auditor's report related to the potential insolvency of Westar Industries, it would also face such a report modification due to the depletion of Westar Industries' cash position by intercompany interest payments. The resulting reduction in the value of Protection One would cripple the Company's efforts to sell its interest in Protection One at a reasonable price as part of Westar Energy's debt reduction efforts.

     28. In order to preserve the value of Protection One and other Westar Industries subsidiaries for sale in Westar Energy's debt reduction plan, it is important to avoid a going concern modification in the auditor's report on the financial statements for those companies. One possible way to avoid such an outcome would be to allow Westar Industries the ability to retain sufficient cash to fund the Protection One Credit Facility and Westar Industries' own liquidity needs. The

--------------------
/13/ In discussions concerning this matter, Commission Staff suggested that Westar Energy use the interest rate charged Westar Energy for short-term borrowings under its Credit Agreement as a proxy for Westar Industries' incremental cost of debt. The rate for short-term borrowings under Westar Energy's Credit Agreement is currently 4.37875%. This rate was used for illustration purposes only. Westar Energy believes that Westar Industries' actual cost of debt is likely to be higher than 4.37875%. However, even before issuance of Order No. 55, it was unlikely that Westar Industries could obtain financing. Since adherence to Order No. 55 would effectively make Westar Industries insolvent, it clearly would not have access to capital markets. Consequently, Westar Energy has no way to reasonably estimate an "incremental cost of debt" for Westar Industries.

/14/ This number is estimated based on the current rate of 4.37875%. used in the above calculation. However, the interest rate applicable to short-term borrowings under Westar Energy's Credit Agreement is not fixed. The rate floats with the London InterBank Offered Rate (LIBOR).

maximum amount available to Protection One under the Credit Facility is currently $280 million and it has drawn approximately $215 million against the facility. Assuming Protection One continues to receive payments under the Tax Savings Agreement, Protection One estimates that it needs a credit line of about $230 million. Westar Industries' additional liquidity needs are about $10 million. In order for Protection One to avoid a going concern report modification, Westar Industries needs to have sufficient cash to fund Protection One's needs under the Credit Facility and its own liquidity needs. Therefore, a going concern report modification may be avoidable if Westar Industries is allowed to maintain a minimum cash balance of $10 million plus the difference between $230 million and the amount Protection One has drawn against the Credit Facility. Accordingly, Westar Energy requests that the Commission modify Order No. 55 to provide that Westar Industries is required to pay interest on the intercompany receivable whenever Westar Industries' cash on hand exceeds the sum of $10 million plus the difference between $230 million and the amount Protection One has drawn against the Credit Facility. During periods when Westar Industries' cash on hand is less than that amount, interest would be accrued rather than paid in cash. Westar Industries and Protection One have agreed to amend the credit facility to reduce the maximum borrowing amount to $230 million provided the modification discussed above in this paragraph is made to the provisions of Order No. 55 and the Commission allows continued payments under the TSA as discussed below starting at page 18.

     29. As was noted above, the effect of this provision on the value of Protection One has already been felt. In the short time since the Commission issued Order No. 55, the price of Protection One's stock has fallen from $1.99 per share when the stock market closed on December

23, 2002 to $1.35 as of market close on January 9, 2003. Since Protection One has approximately 98 million shares outstanding, that reduction in stock price drained over $60 million of value from Protection One. Such a loss of value directly affects Westar Energy's ability to raise cash for debt reduction from the sale of Protection One. A modification of Order No. 55 as requested herein, should help to restore that value to Protection One.

     C.   Tax Sharing Agreement with Protection One.

     30. At page 31, (P) 73 of Order No. 55, the Commission ordered Westar Energy to revise its Tax Sharing Agreement (TSA) with Protection One "to reflect [Westar Energy's] obligation to retain for the utility business the benefits of tax losses attributable to the nonutility businesses until the Commission finds that the utility company no longer bears debt associated with the nonutility businesses." However, Westar Energy does not have the authority to unilaterally modify its contract with Protection One./15/

     31. Since Protection One has a contractual right to receive payments for tax benefits under the TSA, Protection One is also permitted to recognize a deferred tax asset in its financial statements equal to the anticipated tax benefit of its book/tax differences. Also, payments to Protection One provide a significant source of operating capital for its business. Elimination of the payment of tax benefits to Protection One as specified in the TSA would require Protection One to eliminate the deferred tax asset and record an impairment charge under generally accepted accounting principles. Elimination of this source of cash to Protection One would adversely affect

----------------------
/15/ Westar Energy also asserts that the Commission does not have the authority to require a modification of the Tax Sharing Agreement under the provisions of K.S.A. 66-1401, et seq. or otherwise.

its operating capital as well as adversely affect its financial condition. Thus, a modification of the TSA would be viewed by Protection One's investors as harmful.

     32. As the Commission is aware, Westar Industries is the majority owner of Protection One, holding approximately 88% of Protection One's outstanding shares. The balance of the stock is publicly traded. A decision to modify the TSA would have to be approved by the board of directors of Protection One. Under applicable corporate governance rules and New York Stock Exchange rules/16/ to which Protection One is subject, a modification of the TSA to benefit Westar Energy would have to be approved by Protection One's independent directors. Given the detrimental effect of such a change on Protection One and the exposure of the independent directors to litigation by the minority shareholders, it is unlikely that Protection One would agree to such a change. If Westar Energy were to withhold payments without a change, Westar Energy itself would likely be subject to suit by Protection One or its minority shareholders for breach of contract. The requirement to cease payments under the TSA should be reversed on reconsideration.

     D.   Interim Standstill Provisions

     33. In Paragraph No. 68 of Order No. 55, the Commission stated "that the Company has a pre-existing contractual right to borrow, in the form of a line of credit, in no way diminishes the necessity of Commission review before the Company increases its indebtedness." In Paragraph No. 69 of Order No. 55, the Commission referenced its July 20, 2001 Order noting that short-term borrowings of the sort referred to in paragraph (E) of that Order would be exempt from the advance review requirement. However, the Commission required the Company to make a weekly report of its

----------------------
/16/ See NYSE Company Manual Rule 307.00 short-term borrowings. Although the Company believes the language of Order No. 55 preserves Westar Energy's ability to make short-term borrowings under its Credit Agreement, as a result of the language in Paragraphs Nos. 68 and 69 of Order No. 55, the Company's lenders have expressed concern that such borrowings are subject to the Commission's advance review. It is therefore requested that the Commission clarify the language of Order No.55 so that the Company may borrow under its revolving credit facility for the purposes stated in paragraph
(E) of the July 20, 2001 Order./17/

     34.  The Commission in Paragraph 74 of Order No. 55 stated,

          The Commission does not intend this requirement (interaffiliate transactions report) to apply to interaffiliate transactions that are in the ordinary course of the utility's business. A possible example could be sales of the utility's receivables to a financing affiliate where the terms reflect an arm's-length relationship. The Company may request an exemption on this basis. The request should identify the type of transaction, the parties to the transaction, the underlying contract, the likely number of transactions annually and the probable total value of such transactions.

Thus, in (P) 74 of Order No. 55, the Commission indicated that certain interaffiliate transactions "that are in the ordinary course of the utility's business" would be appropriate for exemption from the advance approval requirement for cash transfers in excess of $100,000. Also, in (P) 77 of Order No. 55 stated in part that:

          the Commission will require Westar Energy to report all transactions of any size, within 48 hours of their occurring, by describing the size, date and purpose. The Commission reserves authority to modify Order 51 to cover transactions of less than $100,000 in value, should the Commission find a pattern of avoiding the limit by breaking large transactions into smaller ones. Id., at 77.

----------------
/17/ See footnote 6.

(Emphasis added.)

     35. Westar Energy requests that cash transfers in excess of $100,000 under the following agreements be exempt from the advance approval requirement:

          a.   Transactions under the service agreements with Protection One,

          b.   Transactions under the service agreements with ONEOK,

          c.   Transactions under Owner Work Orders with Wolf Creek,

          d. Transactions under the purchase power agreement with Westar Generating, Inc.,

          e. Transactions under the Purchase and Sale Agreement and the Receivables Purchase Agreement with WR Receivables and

          f. Transactions with Western Resources Capital I and Western Resources Capital II.

     36. Westar states that the agreements that pertain to these transactions are on file with the Commission, that all transactions are in the ordinary course of business, and that the number of transactions are voluminous./18/ Westar is willing to supply staff monthly billings between affiliates or other documentation on a monthly basis that summarizes this voluminous material, and a report with information detailing a listing of all transactions in excess of $100,000 on a monthly basis./19/ Westar Energy will also provide to Staff more detailed information upon request by Staff. Westar

--------------------
/18/ The size of the transactions provided to the Commission for the period between November 8 and December 27 was between 3 and 4 inches of paper with approximately 40 to 50 lines of data per page.

/19/ The monthly billing to the affiliate is likely to result in the booking of a receivable or payable in excess of $100,000 but the individual transactions would be for small amounts. For example, the detail listed 112 pages approximating 7,000 transactions for services provided by then-affiliate Protection One Data Services totaling $177,326.

Energy discussed the exemptions listed above with Staff. Staff has indicated that Westar Energy's proposed submittals are acceptable.

     37. After making its December 27, 2002 filing to comply with (P) 75 (report of affiliate transactions since November 8, 2002), Westar Energy representatives met with the KCC Staff on January 7, 2003, to review the filing and to discuss possible exemptions, the 48 hour reporting requirement and the format of future reports. Staff agreed that the 48 hour reporting requirement would be unduly burdensome, voluminous and of no practical value to Staff. In light of these discussions, Westar Energy requests that the 48 hour reporting requirement of Paragraph 77 be modified on reconsideration to permit monthly reporting of all affiliate transactions in a format acceptable to Staff. Westar has visited with Staff regarding this alternative reporting. Staff has indicated to Westar that it would find this alternative acceptable.

              III. Request for submission of additional evidence

     38. K.A.R. 82-1-235(c)(4) provides for "reconsideration for submission of additional evidence that was [] not available . . . at the time of the hearing."

     39. Testimony by James Haines on the issues faced by the Company and the Commission in restructuring and the Company's current and future direction is clearly evidence "that was [] not available . . . at the time of the hearing." Such testimony is clearly relevant to the Commission's consideration of Westar Energy's Petition for Reconsideration. Moreover, Mr. Haines' testimony would greatly assist the Commission in evaluating the Company's commitment to the corporate and financial restructuring envisioned by the orders in this docket.

     40. The Company requests that, if it is given the opportunity to file such testimony, it be given two weeks in which to prepare and file it with a hearing to be convened no sooner than two weeks thereafter in order to allow the parties discovery concerning the testimony prior to any such hearing.

     WHEREFORE, Westar Energy requests that the Commission modify Order No. 55 on reconsideration to:

     1. allow the Company, as part of its February 6, 2003 filing, to provide a proposed schedule for completion of the debt and corporate restructuring required by the Commission in lieu of the August 1, 2003 deadline for completing restructuring;

     2. allow Westar Industries to retain cash in the amount of $10 million plus the difference between $230 million and the amount Protection One has drawn against the Credit Facility to fund its Credit Facility with Protection One and to meet Westar Industries' own liquidity requirements and to provide for cash payment of interest by Westar Industries on the intercompany receivable only when Westar Industries has cash on hand in excess of that amount with interest accruing at other times;

     3. allow Westar Energy to continue payments to Protection One under its Tax Sharing Agreement with Protection One;

     4. clarify the ability of Westar Energy to access the revolving credit facility under its bank credit agreement for routine short-term borrowings in the ordinary course of business to fund its on-going electric utility operations and meet cash flow and working capital needs of the electric operations,/20/

     5.   modify certain reporting requirements imposed by Order No. 55, and

     6. allow the filing of testimony by James Haines and provide for a hearing at which Mr. Haines would provide live testimony subject to cross-examination by the parties and questions from the Commission, and

------------------------
/20/ See footnote 6.

grant such other and further relief as may be appropriate.

                                Respectfully submitted,


                                ------------------------------------------
                                Martin J. Bregman, #12618
                                Executive Director, Law
                                Larry M. Cowger, #11469
                                Director, Law
                                WESTAR ENERGY, INC.
                                818 S. Kansas Avenue
                                Topeka, KS 66612
                                (785) 575-1986; Telephone
                                (785) 575-8136; Fax

                                Michael Lennen, #98505
                                Morris, Laing, Evans, Brock & Kennedy, Chartered 200 W. Douglas, 4th Floor
                                Wichita, KS 67202-3084
                                (316) 262-2671; Telephone
                                (316) 262-5991; Fax

                                ATTORNEYS FOR WESTAR ENERGY, INC.

                                  VERIFICATION

STATE OF KANSAS     )
                    )       ss:
COUNTY OF SHAWNEE   )


     Martin J. Bregman, being duly sworn upon his oath deposes and says that he is one of the attorneys for Westar Energy, Inc.; that he is familiar with PETITION FOR SPECIFIC RECONSIDERATION AND FOR RECONSIDERATION FOR SUBMISSION OF ADDITIONAL EVIDENCE and that the statements therein are true and correct to the best of his knowledge and belief.


                                                ________________________________
                                                Martin J. Bregman


       SUBSCRIBED AND SWORN to before me this 10/th/ day of January, 2003.



                                                ________________________________
                                                Notary Public

My Appointment Expires:


__________________________

                             CERTIFICATE OF SERVICE

I hereby certify that on this 10/th/ day of January, 2003, the original and seven copies of the foregoing PETITION FOR SPECIFIC RECONSIDERATION AND FOR RECONSIDERATION FOR SUBMISSION OF ADDITIONAL EVIDENCE were hand delivered to:

                               Jeffrey S. Wagaman
                               Executive Director
                          KANSAS CORPORATION COMMISSION
                             1500 SW Arrowhead Road
                              Topeka, Kansas 66604

         and that one copy was sent via U. S. Mail, postage prepaid to:

Susan Cunningham                        Joseph White
General Counsel                         Director
KANSAS CORPORATION COMMISSION           KANSAS CORPORATION COMMISSION
1500 SW Arrowhead Road                  1500 SW Arrowhead Road
Topeka, Kansas 66604                    Topeka, Kansas 66604

Timothy E. McKee                        Gary E. Rebenstorf
TRIPLETT WOOLF & GARRETSON, LLC         Joe Allen Lang
2959 North Rock Road                    WICHITA CITY HALL
Suite 300                               455 North Main, 13th Floor
Wichita, Kansas 67226                   Wichita, Kansas 67202

Gregg Ottinger                          Thomas R. Powell
DUNCAN AND ALLEN                        Sarah J. Loquist
1575 Eye Street, NW                     HINKLE ELKOURI LAW FIRM, L.L.C.
Washington, D.C. 20005-1175             301 North Main, Suite 2000
                                        Wichita, Kansas 67202-4820

James P. Zakoura                        Walker Hendrix
Lee M. Smithyman                        Niki Christopher
David J. Roberts                        CITIZENS' UTILITY RATEPAYER
SMITHYMAN & ZAKOURA, Chartered          BOARD
7400 West 110th Street, Suite 750       1500 SW Arrowhead Road
Overland Park, Kansas 66210-2346        Topeka, Kansas 66604-4027

Kirk T. May                                David Banks
Matthew T. Geiger                          Energy Manager
ROUSE HENDRICKS GERMAN MAY, PC             USD 259 School Service Center Complex
One Petticoat Lane Bldg.                   3850 North Hydraulic
1010 Walnut, Suite 400                     Wichita, Kansas 67219-3399
Kansas City, Missouri 64106

Glenda Cafer                               James G. Flaherty
CAFER LAW OFFICES, LLC                     ANDERSON, BYRD, RICHESON,
2401 SW Crest Drive                        FLAHERTY & HENRICHS
Topeka, KS 66614                           216 S. Hickory
                                           P. O. Box 17
                                           Ottawa, KS 66067

John Gaberino, Jr.                         Larry Willer
Senior Vice President and General Counsel  Director Rates and Regulation
ONEOK, INC.                                ONEOK, INC.
100 W. 5/th/ Street                        7421 West 129/th/ Street
Tulsa, OK 74103                            Overland Park, KS 66213

John P. DeCoursey                          Karl Zobrist
ONEOK, INC.                                J. Dale Youngs
7421 West 129/th/ Street                   Blackwell Sanders Peper Martin, LLP
Overland Park, KS 66213                    2300 Main Street, 1100
                                           Kansas City, MO 64108
Eric Grimshaw
VP & Associate General Counsel
ONEOK, Inc.
100 W. Fifth Street
Tulsa, OK 74103








                                 _______________________________
                                 Martin J. Bregman